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Exhibit 10.17

EMPLOYMENT, NONCOMPETITION
AND ARBITRATION AGREEMENT

        This Employment, Noncompetition and Arbitration Agreement ("Agreement") is made and entered into effective as of November 5, 2001, (the "Effective Date"), between HBC Management Company, Inc. ("Employer"), and Jeffrey T. Hinson ("Employee").

        This Agreement is made in consideration of the parties' mutual desire to enter into an employment relationship and the parties' recognition of Employer's need to protect its legitimate business interests including its Confidential Information and trade secrets, public image, market share, business relationships, customer information and goodwill. In consideration of the mutual promises set out in this Agreement and for other good and valuable consideration, Employer and Employee agree to the following:

1.
Employment.    Employer hereby employs Employee and Employee accepts such employment as of the Effective Date for the compensation and upon the terms and conditions set forth in this Agreement.

2.
Compensation.

(a)
Base Salary, Profit Sharing, and Annual Bonus.

    During the Term of Employment (as hereinafter defined), subject to the conditions hereinafter set forth, as full compensation for all services to be rendered pursuant to this Agreement, Employer shall pay to Employee cash compensation as set forth on Exhibit A attached hereto. The Employee's Base Salary, Profit Sharing, and Annual Bonus shall be reviewed by the Compensation Committee of Employer's Board of Directors not less frequently than on an annual basis. Employee's base salary shall be increased 5% each January 1 during the term hereof, and Employee's Profit Sharing and Annual Bonus may be increased (but not decreased from the minimum level set forth on Exhibit A) in Employer's sole discretion. Notwithstanding the above or anything contained in Exhibit A, Employee's Cash Compensation attributable to any calendar year (i.e., Employee's Base Salary and Profit sharing paid during a certain calendar year, plus Employee's Annual Bonus attributable to such calendar year but paid the following calendar year) during the Initial Employment Term hereunder (including calendar 2001) shall not be less than $600,000 (prorated for any partial year). Any shortfall as of the end of a calendar year shall be made up in a lump sum (subject to applicable withholding and deductions) to be paid during the first calendar quarter of the subsequent year. The Base Salary, Profit Sharing, and Annual Bonus paid to Employee shall be payable in accordance with Employer's general payroll practices, less such deductions or withholdings as may be required or authorized by applicable law.

  (b)
  Stock Options.

    Employee will receive Sixty thousand (60,000) shares of HBC stock options at a price established on the Effective Date. Thirty thousand (30,000) of these option shares shall be fully vested upon grant; and the balance shall vest as follows: 20% on the first anniversary of the stock option grant, with an additional 20% vesting on each of the following four anniversaries. During the Term of employment, Employee will be eligible to receive grants of stock options, on an annual basis, as part of and subject to the terms and conditions contained in Employer's Long-Term Incentive Plan and the terms and conditions in an Option Agreement; provided, however, that the termination of any vested options shall not be accelerated as a result of termination of Employee's employment with Employer.

  (c)
  Additional Benefits.

    During the Term of Employment, and subject to the right of Employer to amend or terminate any employee benefit plan, and further subject to Employer's policies, procedures and plans generally applicable to full-time, regular, exempt employees, Employee shall be entitled to (i) vacation and leave benefits; provided that Employee shall be entitled to a minimum of four weeks of vacation time, (ii) participation in medical and dental plans, and other employee and/or group benefit plans, subject to the restrictions of those plans, and (iii) reimbursement of pre-approved reasonable and necessary business expenses incurred in connection with the performance of Employee's duties in the normal course of business of Employer.

  (d)
  Confidentiality of Compensation.

    Absent Employer's written consent or unless otherwise required by applicable law or regulation, Employee agrees not to discuss or disclose his compensation publicly or with any current, former or prospective employee, any customer, competitor, or any individual employed in the broadcasting industry.

3.
Duties of Employee.

(a)
Description of Duties.

    Employee shall be employed in the position of Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, reporting to the Chief Executive Officer. The services to be rendered by Employee hereunder shall include, without limitation and subject to modification based on Employer's reasonable discretion, all services customarily rendered by persons engaged in the same or a similar capacity in the broadcast and entertainment industry and such other services as Employer reasonably may require of Employee from time to time. Employee shall render Employee's services during the term of this Agreement primarily in Dallas, Texas, conscientiously, and to the full limit of Employee's ability; subject in all respects to the supervision, control and direction of Employer. In order to perform his duties hereunder, Employee shall travel to such locations as Employer may deem advisable. In addition, it is understood that Employee may work from an off-site location for up to four weeks per calendar year, provided that he can reasonably perform his duties from such location. Employer's judgment shall be final and controlling in all matters including, without limitation, matters of business judgment.

  (b)
  Standards of Performance and Conduct.

    Employee shall devote substantially his full time, attention and best efforts in performing his duties as Chief Financial Officer for Employer, and in promotion of the affairs and interests of Employer. Employee agrees to at all times perform faithfully and to the best of his ability, experience and talent all of the duties that may be required of him under this Agreement and conduct himself in a manner to enhance the public image and acceptance of Employer.

    Employee agrees further to comply at all times with all rules and regulations of applicable governmental agencies and with the standards, policies, instructions, directions, rules and regulations which may from time to time be established by Employer, related to the performance of his duties as Chief Financial Officer for Employer. In addition, Employee shall comply with and conform to all policies, rules and regulations of Employer's current version of the Employment Policies and Benefits Handbook or any other document setting forth Employer's policies, rules and regulations.

  (c)
  Exclusivity of Service.

    Employee agrees to devote substantially all of his working time, best efforts and attention to the affairs and interests of Employer, and Employer shall be entitled to Employee's services and the benefits of Employee's skills and efforts as a full-time employee. Employee shall not, directly or indirectly, render any service of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer, which shall not be unreasonably withheld so long as, in Employer's reasonable judgment, such rendering of service will not or does not interfere with Employee's performance of his duties as described in this Agreement.

  (d)
  Absence of Restrictions.

    Employee represents and warrants to Employer that he knows of no reason that he cannot legally enter into this Agreement and perform the services described hereunder for Employer's benefit. Specifically, Employee represents that he is not a party to any existing agreement containing a noncompetition provision or any other restrictive agreement with respect to (i) the nature of any services of business which he is entitled to perform or conduct under this Agreement, (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of Employer or the services to be rendered by Employee under this Agreement, or (iii) any other restriction which would restrict his employment by Employer or the performance of his duties under this Agreement.

4.
Duration of Employment.    The term of Employee's employment shall continue pursuant to this Agreement from the Effective Date for a period of three (3) years ("Initial Term of Employment"), subject to a later extension or earlier termination under the provisions of this paragraph ("Term of Employment"). The Initial Term shall automatically be extended for an additional one-year term on each the anniversary of this Agreement unless, before such anniversary, either party shall give notice to the other that it elects to terminate this automatic extension provision.

(a)
Termination Without Cause.

    Employer shall have the right to terminate Employee's employment under this Agreement, at Employer's election in its sole discretion, without Just Cause, at any time. In the event of such termination without Just Cause, and in lieu of notice to Employee, Employer shall pay to Employee a lump sum equal to the minimum level of annual compensation set forth on Exhibit A hereto, prorated over any remaining period of the Initial Term of Employment, less such deductions or withholdings as may be required or authorized by applicable law. This payment shall not otherwise be subject to offset or mitigation.

  (b)
  Termination by Death or Disability.

    Employee's employment shall terminate automatically upon the death or disability of Employee. For purposes of this Agreement, disability means Employee's inability, with or without reasonable accommodation in accordance with the Americans With Disabilities Act, whether a physical or mental disability, to substantially perform his services hereunder (i) for a period of four consecutive months, or (ii) for shorter periods aggregating six months during any twelve month period. If Employer and Employee are unable to agree whether Employee is disabled, the question will be decided by a licensed physician to be designated and paid for by Employer, subject to the approval of Employee, which approval may not be unreasonably withheld, whereby the designated physician's determination is agreed by both parties to be final and binding.

  (c)
  Termination for Just Cause.

    Employer shall have the right to terminate the employment of Employee under this Agreement, for "Just Cause," which for purposes of this Agreement shall mean the occurrence of any of the following:

    i.
    The material neglect or failure of Employee to perform his job duties satisfactorily after receiving notice from Employer of such deficiencies and being afforded a reasonable opportunity to remedy them;

    ii.
    The conviction of Employee for a felony or a misdemeanor involving fraud, embezzlement, theft, dishonesty, or any act of moral turpitude;

    iii.
    Any breach of any of the terms of this Agreement; provided, however, that Employee shall have 30 days after written notice from Employer to cure any non-egregious or non-material breach, and Employer may, in its reasonable discretion, provide Employee a reasonable opportunity to remedy a material breach consistent with Employer's customary practices of dealing with similar breaches by its senior executives;

    iv.
    Any material unlawful treatment of Employer's employees by Employee if Employee shall fail to cure such treatment after reasonable notice from Employer;

    v.
    Any material act of dishonesty, misconduct, disloyalty, fraud, gross negligence, insubordination or misappropriation of confidential information;

    vi.
    A material failure to follow any instructions, policies or rules from or by Employee's supervisor including the policies contained in Employer's current Employment Policies and Benefits Handbook, which failure continues without cure by Employee after written notice from Employer;

    vii.
    The habitual abuse of alcohol or any illegal drug that continues after written notice from Employer;

    viii.
    Any other conduct that is materially detrimental to Employer's business or reputation and/or exposes Employer to material liability based upon the act(s) of Employee.

5.
Payment Upon Termination of Employment.    In the event of the termination of Employee's employment under sub-paragraphs 4(b) or (c) of this Agreement, Employer's obligations under paragraph 2 of this Agreement shall cease without further responsibility by Employer to Employee or Employee's legal representative, other than for the payment of accrued Base Salary through either 1) in the case of termination under sub-paragraphs ii or v sub-paragraph 4(c) of this Agreement, the date of termination, or 2) a date that is 180 days after the date of termination (and not subject to offset or mitigation), and the payment or provision of other accrued benefits required by law, and the coverage, benefits or provision of any employee benefit plan as required by law.

6.
Property Rights.    All recordings, programming, commercials, data, copy, marketing materials, business plans, customer lists, financial information, research results, and written materials, whether or not generated or created by Employee during the term of this Agreement, are the exclusive property of Employer. All documents or other tangible property and concepts or inventions or other intangible property relating in any way to the business of Employer which are conceived of or generated by Employee or come into Employee's possession during employment shall be and remain the property of Employer. Employee must return all such documents and tangible property to Employer on termination of employment or at such earlier time as Employer may request.

7.
(Intentionally Omitted)

8.
Confidentiality.

  (a)
  Definition of Confidential Information.

    The term "Confidential Information" as used in this Agreement shall include all ideas, materials, information, data, records, trade secrets, methods or plans developed, used or employed by Employer or any of its radio stations, affiliates or customers and not generally known to the public. Confidential Information also includes, without limitation, all information regarding Employer, or any of its radio stations, affiliates or customers with regard to their respective financial affairs, accounts, marketing plans, operations, policies, procedures, strategies, program formats, plans for development of new services and expansion into new areas or markets, internal operations, business strategies, budgets, pricing, products, properties, processes, rate structure, services, listening audience information, customer or advertiser lists and specific information relating to needs, preferences, and pricing structure, sales and promotional programs targeting direct and agency accounts, information regarding prospective and strategic alliances and acquisitions, commission structure, employee names and addresses, employment histories, compensation, placements, or any other customer and employee information contained in Employer's files, together with all written, graphic, recorded and other materials relating to all or any of the same; provided, however, that Confidential information shall not include information which properly and lawfully has become generally known to the public rather than as a result of the act or omission of Employee.

  (b)
  Importance of Confidential Information.

    Employee acknowledges that in and as a result of his employment by Employer, he will be making use of, acquiring, accessing and/or adding to Confidential Information. Employee recognizes that access to and knowledge of this information is essential to the performance of Employee's duties hereunder. Employee acknowledges and agrees that Employer's Confidential Information is a valuable, special and unique asset of Employer and such Confidential Information is extremely important in the highly competitive radio broadcast industry. Employee acknowledges that the disclosure of any Confidential Information may cause imminent harm and substantial, irreparable injury, including loss of profit and other damages such as loss of goodwill and a decrease in market share which are difficult to calculate. Employee acknowledges that Employer retains a proprietary interest in its Confidential Information that persists beyond the termination of Employee's employment by Employer. Employee further acknowledges that the preservation and protection of the Confidential Information is an essential part of Employee's employment by and business relationship with Employer and that Employee has a duty of fidelity and trust to Employer in handling the Confidential Information.

  (c)
  Non-Disclosure or Misuse.

    As a material inducement to Employer to enter into this Agreement and pay Employee the Base Salary as set forth on Exhibit A attached hereto, Employee covenants and agrees that he shall not, at any time (whether during the term of this Agreement or after expiration or termination), without the prior written consent of Employer in each instance or as otherwise may be required by law or legal process, disclose to any person or entity any Confidential Information, or utilize such Confidential Information for Employee's own benefit, or for the benefit of any third party, until such time, if ever, as such Confidential Information becomes general public knowledge (unless caused by any act of Employee in violation of this Agreement). Employee will take all reasonable steps necessary, or reasonably requested by Employer, to ensure that all Confidential Information is kept confidential for the use and benefit of Employer. Further, all memoranda, records or other documents constituting Confidential Information compiled by, made available to or under the control of Employee during the Term of this Agreement, relating to Employer, shall be the property of Employer and shall be promptly delivered to Employer on the termination of Employee's employment or at any other time upon the request of Employer. Employee agrees he will not make or retain any copy of or extract from such materials.

9.
Noncompetition and Nonsolicitation Agreements.    Employee acknowledges and agrees that information, including the Confidential Information, he has acquired and will acquire during the course of his employment will enable Employee to irreparably injure Employer if Employee should engage in any business that is competitive with the business conducted by Employer. Employee also acknowledges that his position is one, which requires public involvement with Employer, thus the position requires loyalty to preserve a positive public image of Employer and to prevent injury to Employer by participating in a competing business. Therefore, in consideration of the compensation and benefits provided to Employee and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee hereby agrees as follows:

(a)
Noncompetition.

    During the Term of this Agreement and for a period of one (1) year following the termination of Employee's employment by Employer for cause, Employee will not, directly or indirectly, be employed by any other Spanish language radio programming business, Spanish language radio station, or Spanish language television station or network, whose signal or programming is available by over-the-air broadcast or subscription, within any Total Survey Area (TSA) as currently defined by The Arbitron Company in its Radio Market Reports in which Employer has operations during the term hereof.

  (b)
  Nonsolicitation of Employees.

    During the Term of this Agreement and for a period of one (1) year following the termination of Employee's employment with Employer for any reason, including termination without cause, Employee shall not, on Employee's own behalf or on behalf of any other person or entity, hire, solicit, seek to hire, or offer employment to any person who is, during such time frame, an employee of Employer or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of Employer to leave the employment of Employer.

  (c)
  Nonsolicitation of Business Relationships.

    During the Term of this Agreement and for a period of one (1) year following the termination of Employee's employment by Employer for cause, Employee will not, within the TSA of any market in which Employer has operations during the term hereof, directly or indirectly solicit Employer's customers, for the purpose of engaging in any business which is the same as or similar to the business in which Employer is engaged. For purposes of this Agreement, the term "customers" means all persons or entities with whom Employee has, during the period of Employee's employment with Employer, had contact with by virtue of Employee's position with Employer, and to whom Employer or any of its radio stations or affiliates has sold any product or service, whether or not for compensation, within a period of one year prior to the time Employee ceases to be employed by Employer.

  (d)
  Reasonableness of Restrictions.

    Employee has carefully read and considered the provisions of this paragraph 9, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of Employer and its affiliated entities, officers, directors, shareholders and other employees. Employee acknowledges that these restrictions will not prevent him from obtaining gainful employment in Employee's occupation or field of expertise or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that Employee's ability to earn a livelihood without violating such restrictions is a material condition to employment with Employer.

  (e)
  Notification.

    Employee agrees that Employer may notify any person or entity employing Employee or evidencing an intention of employing Employee of the existence and provisions of this Agreement.

10.
Communications Act.    Reference is made to Section 508 of the Federal Communications Act which provides, in part, as follows:

      "[A]ny person, who in connection with the production or preparation of any program or program matter which is intended for broadcasting over any [radio] stations, accepts or agrees to accept, or pays or agrees to pay, any money, services or other valuable consideration for the inclusion of any matter as a part of such program or program matter, shall, in advance of such broadcast, disclose the fact of such acceptance or payment or agreement to the payee's employer, or to the person for whom such program or program matter is being produced, or to the license of such station over which such program is broadcast. [A]ny person who supplies to any other person any program or program matter, which is intended for broadcasting over any [radio] station shall, in advance of such broadcast, disclose to such other person any information of which he has knowledge, or which has been disclosed to him, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or accept, for the inclusion of any matter as a part of such program or program matter."

  Employee acknowledges that Employee is familiar with the requirements of Section 508 of the Federal Communications Act and is aware that the violation of any of the provisions thereof constitutes a criminal offense. Employee represents and warrants that Employee has not violated and will not violate any of the provisions of said Section 508, and has not done and will not do any act which would require disclosure pursuant to said Section 508.

11.
Court's Right to Reform Restrictions.    The parties have attempted to limit Employee's right to compete only to the extent necessary to protect Employer from unfair competition. However, should a court of competent jurisdiction determine that the scope of the covenants contained in paragraphs 8 and 9 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be enforceable under the circumstances existing at that time.

12.
Severability.    If any provision, paragraph or subparagraph of this Agreement is held by any court to be void or unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph or subparagraph is separable and severable from every other provision, paragraph and subparagraph, and this Agreement shall be construed and enforced as if such void or unenforceable portion were never a part of this Agreement and the remaining provisions, paragraphs and subparagraphs of this Agreement shall remain in full force and effect.

13.
Enforcement of Covenants.    Employee acknowledges that compliance with the confidentiality, noncompetition or nonsolicitation restrictive covenants contained in paragraphs 8 and 9 of this Agreement is necessary to protect the business and goodwill of Employer. Employee also acknowledges that a breach of such covenants will result in irreparable and continuing damages to Employer, for which money damages may be an insufficient remedy to Employer. Further, Employee acknowledges that the ascertainment of the full amount of damages in the event of Employee's breach of any provision of this Agreement would be difficult. Consequently, Employee agrees that, in the event of a breach or threatened breach the restrictive covenants, that the parties, in addition to all other remedies they may have, and in lieu of or in addition to arbitration proceedings, shall be entitled to both (a) temporary, preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants in order to prevent the continuation of such harm; and (b) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit Employer from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

14.
Arbitration.    As a part of, and in consideration for this Agreement and the compensation and other benefits paid herein and in consideration for the Employer's mutual agreement to arbitrate certain claims, Employee agrees that any dispute he may have against Employer, its subsidiaries, affiliates, directors, officers, agents, representatives, attorneys, employees, successors or assigns, under either state or federal law, arising out of this Agreement, Employee's employment or Employee's termination of employment, will be submitted to final and binding arbitration in accordance with Employer's then current arbitration procedures.

  However, nothing in this paragraph 14 shall be construed to prevent Employer from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin a violation of the confidentiality, noncompetition and nonsolicitation provisions contained in paragraphs 8 and 9 of this Agreement. Employer shall have the right to seek such relief in connection with or apart from the parties' rights under this clause to arbitrate all disputes.

  Employee expressly acknowledges that Employer's arbitration procedures requires Employee to initiate the arbitration procedure within one hundred and eighty days (180) days after Employee's termination or resignation or after Employee knows or should have known of the adverse employment action. By agreeing to arbitrate, Employee understands that Employee and Employer are mutually agreeing to submit all disputes to an arbitral rather than judicial forum.

  Employee and Employer agree that, based on Employer's current arbitration procedures, which procedures may be changed by Employer with thirty (30) days written notice to Employee, an arbitrator will be selected from JAMS/Endispute (JAMS) and that JAMS shall schedule any arbitration and appoint the arbitrator, if the parties cannot agree on the selection of the arbitrator. Employee understands that the cost of the arbitrator will be borne equally by Employee and Employer, and that the decision of the arbitrator shall be final and binding. In the event that either party to this Agreement brings or pursues a dispute in a court of law, which dispute is subject to final and binding arbitration in accordance with this Agreement and should have been brought or submitted to arbitration, that party shall pay all reasonable attorneys' fees and court costs incurred by the other party in filing any motion to compel arbitration, motion to dismiss or other pleading with said court to enforce arbitration under those procedures.

15.
Acknowledgment.    Employee acknowledges and agrees with each of the following statements:

  (a)
  I am executing this Agreement voluntarily and without any duress or undue influence by Employer or anyone else;

  (b)
  I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and I fully understand the terms, consequences and effect of this Agreement; and

  (c)
  I was given ample time to seek the advice of an attorney of my choice before signing this Agreement.

16.
Notices.    Any notices or writings required under this Agreement shall be regarded as delivered when a copy of the same shall have been sent by certified mail with postage prepaid or personally delivered to such parties at the following addresses or at such other addresses as the parties shall hereafter designate in writing:

TO EMPLOYEE:	Jeffrey T. Hinson
3440 Potomac Avenue
Dallas, Texas 75205
TO EMPLOYER	HBC Management Company, Inc.
3102 Oak Lawn Avenue, Suite 215
Dallas, Texas 75219
Attn: Chief Executive Officer

  Hand-delivered notices shall be deemed communicated upon receipt; mailed notices shall be deemed communicated four days after mailing. Any party may change the address to which notices should be sent by giving notice as provided in this section.

17.
Modification.    No change or modification of this Agreement shall be valid or binding upon the parties to this Agreement, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver is in writing and signed by the parties to this Agreement.

18.
Applicable Law, Venue and Jurisdiction.    This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Texas, without regard to the rules governing conflicts of laws. The parties agree that this Agreement will be deemed to be executed and performable in Dallas County, Texas.

19.
Assignment.    By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or they may have in this Agreement without the written consent of the other, provided, however, that Employer may, without the written consent of Employee, assign this Agreement to (a) any entity into which Employer is merged or to which Employer transfers substantially all of its assets, or (b) any entity controlling, under common control with, or controlled by Employer.

20.
No Waiver.    The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions of this Agreement shall in no way be construed (a) to be a waiver of such provisions, or (b) to affect the validity of this Agreement, or any part of this Agreement, or the right of either party to enforce each provision in accordance with the terms of this Agreement.

21.
Costs.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorney's fees and costs in addition to any other relief to which the prevailing party may be entitled.

22.
Legal Authorization to Work in the United States.    Employee acknowledges that his employment under this Agreement is contingent upon his submitting the legally required proof of his identity and authorization to work in the United States. Employee agrees that on his first day of employment, he will provide the required identification pursuant to federal regulations. Employee also acknowledges that his continued employment under this Agreement is contingent upon his maintenance of proper and legal authorization to work in the United States.

23.
Entire Agreement.    This written Agreement contains the sole and entire agreement and understanding between the parties, and supersedes any and all prior agreements and understandings. The parties acknowledge and agree that no representations with respect to the subject matter of this Agreement or any representations, promises, agreements or understandings, whether written or oral, relating to the employment of Employee by Employer not contained herein shall be of any force or effect. Further, each of the parties hereto acknowledges that they have relied upon their own judgment in entering into this Agreement.

        THIS AGREEMENT has been executed in duplicate counterparts and each of the duplicate originals shall be deemed to be an original. This is duplicate original number            .

        EXECUTED the day, month, and year first above written.

EMPLOYER:	EMPLOYEE:
HBC Management Company, Inc.
By: /s/ MCHENRY T. TICHENOR, JR. Chief Executive Officer	/s/ JEFFREY T. HINSON Jeffrey T. Hinson

EXHIBIT "A"

Base Salary:	$300,000 per annum, payable semi-monthly
Profit Sharing:	$150,000 target, based on a percentage of budgeted EBITDA, payable monthly
Annual Bonus:
Employee will be entitled to receive an annual bonus at the discretion of the Compensation Committee of Employer's Board of Directors. The target Annual Bonus for calendar 2001 (payable in 2002) is $150,000.

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EMPLOYMENT, NONCOMPETITION AND ARBITRATION AGREEMENT
EXHIBIT "A"